Company Contact:               Maggie Feeney
 Executive Vice President and
 Chief Financial Officer
 Cache, Inc.
 (212) 575-3206
FINAL
Investor Relations:               Allison Malkin/Farah Schacter
                                                 ICR, Inc.
 (203) 682-8225/(646) 277-1243

CACHE REPORTS THIRD QUARTER FISCAL 2011 RESULTS
Third Quarter Comparable Store Sales Increase 5.7%
Gross Margin Expands 570 Basis Points to 40.6% of Net Sales
October Comparable Store Sales rise 17.5%
Company Confirms Fourth Quarter Guidance

New York, New York – November 3, 2011 – Cache, Inc. (NASDAQ: CACH), a specialty chain of 279 women’s apparel stores, reported results for the thirteen (“third quarter”) and thirty-nine week periods (“first nine months”) ended October 1, 2011.

For the 13-week period ended October 1, 2011:
●
Net sales increased 6.9% to $48.7 million from $45.5 million in the third quarter of fiscal 2010. Comparable store sales increased 5.7%, following flat comparable store sales in the third quarter of fiscal 2010;

●	Gross profit increased 24.3% to $19.8 million, or 40.6% of net sales, compared to $15.9 million, or 34.9% of net sales, in the third quarter of fiscal 2010;
●	Operating loss totaled $3.0 million, an improvement from an operating loss of $8.1 million in the third quarter of fiscal 2010; and
●	Net loss totaled $1.8 million or ($0.14) per share, as compared to a net loss of $5.0 million or ($0.39) per share last year, which included $0.08 per share in legal fees.

Thomas Reinckens, Chairman and Chief Executive Officer, commented: “We continued our positive momentum in the third quarter, further demonstrating the success of our strengthened processes in design, sourcing and merchandising. During the quarter, our customers responded favorably to our fashion across categories, as we presented her with current trends and the embellishment she desires in our compelling Cache style. This drove a 5.7% increase in comparable store sales and a 570 basis point expansion in gross margin. Higher markdowns coupled with higher medical insurance costs held back our operating results versus our original expectations. Importantly, we saw an improvement in top line results in September, as sales increased double digits during the five-week period, and overall we were pleased with our results, which represented a significant improvement over the prior year.”

“We remain optimistic about our business as we begin the fourth quarter and believe we have identified the right strategies and compelling assortments to optimize the holiday season,” Mr. Reinckens continued. “Validating this is our October comparable store sales, which were up 17.5% for the four-week period, improving upon the first nine months of the year. In addition, we are very pleased with the performance of our recently upgraded web platform as evidenced by our e-commerce sales, which are up over 100% in October. In total, we remain confident in our strategies and our ability to generate continued progress toward our long term goals.”

For the 39-week period ended October 1, 2011:
●
Net sales increased 6.9% to $161.0 million from $150.6 million in the first nine months of fiscal 2010. Comparable store sales increased 6.4%, as compared to a decrease of 0.6% in the first nine months of fiscal 2010;

●	Gross profit increased 20.2% to $69.2 million, or 43.0% of net sales compared to $57.6 million, or 38.2% of net sales, in the first nine months of fiscal 2010;
●	Operating loss totaled $143,000, as compared to an operating loss of $13.3 million in the first nine months of fiscal 2010; and
●	Net income was $205,000 or $0.02 per share. This compares to a net loss of $8.2 million or ($0.64) per share in the first nine months of fiscal 2010, which included $0.08 per share in legal fees.

Gross profit for the third quarter of fiscal 2011 was $19.8 million, or 40.6% of net sales, compared to $15.9 million, or 34.9% of net sales, in the third quarter of fiscal 2010. For the first nine months of fiscal 2011, gross profit was $69.2 million, or 43.0% of net sales, compared to $57.6 million, or 38.2% of net sales, in the first nine months of fiscal 2010. Gross profit margin expansion in the third quarter and first nine months of fiscal 2011 was primarily driven by an increase in full price sales, an increase in initial mark-up and by lower markdowns as a percent of sales.

In total, operating expenses for the third quarter of fiscal 2011 were $22.8 million, or 46.9% of net sales, as compared to $24.0 million, or 52.7% of net sales, in the third quarter of fiscal 2010. For the first nine months of fiscal 2011, total operating expenses were $69.3 million, or 43.1% of net sales, compared to $70.8 million, or 47.0% of net sales, in the first nine months of fiscal 2010. The decline in total operating expenses for the third quarter and first nine months of fiscal 2011 primarily reflected reduced professional and legal fees.

At October 1, 2011, cash and marketable securities totaled $24.4 million compared to $26.8 million in cash and marketable securities at October 2, 2010. Total inventory at cost increased 15.5% at October 1, 2011, as compared to a decrease of 5.8% at October 2, 2010. The Company noted that inventory receipts in the month of September were significantly higher than last year to support sales growth and included receipts of inventory related to the August 2011 opening of the Company’s dedicated web fulfillment center.  Prior to August 2011, all of the Company’s e-commerce sales were fulfilled from its stores. The Company remains comfortable with the content and level of its inventories.

A table summarizing financial results follows:

	Thirty-Nine Weeks Ended		Thirteen Weeks Ended
	Oct. 1, 2011	Oct. 2, 2010	Oct. 1, 2011	Oct. 2, 2010
	($ thousands, except for per share data, share numbers and store count)

Net sales	$161,024	$150,649	$48,659	$45,524
Operating loss	(143)	(13,264)	(3,042)	(8,090)
Net income (loss)	$205	$(8,211)	$(1,822)	$(5,027)

Basic earnings (loss) per share	$0.02	$(0.64)	$(0.14)	$(0.39)
Diluted earnings (loss) per share	$0.02	$(0.64)	$(014)	$(0.39)

Basic weighted average shares outstanding	12,831,000	12,774,000	12,849,000	12,780,000
Diluted weighted average shares outstanding	12,859,000	12,774,000	12,849,000	12,780,000

Number of stores open at end of period	279	281	279	281

Store Opening Plans

During the third quarter, the Company closed one location, ending the period with 279 stores in operation. For fiscal 2011, the Company expects to open no new additional stores and close one additional location, ending the year with 278 locations and approximately 565,000 square feet in operation.

2011 Outlook

For the fourth quarter of fiscal 2011, the Company currently expects comparable store sales to increase in the low double-digit range. This follows a 6.4% decline in comparable store sales in the fourth quarter of fiscal 2010. The Company continues to expect fourth quarter fiscal 2011 net earnings per diluted share in the range of $0.24 to $0.30, exclusive of any potential asset impairment costs. In the fourth quarter of fiscal 2010 the Company reported a net loss of $1.11 per share, or $0.16 per diluted share excluding charges related to a tax valuation allowance, non-cash impairment charges and legal costs, in the fourth quarter of fiscal 2010.

Conference call information

The Company announced that it will conduct a conference call to discuss its third quarter fiscal 2011 results today, November 3, 2011 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available until November 10, 2011 and can be accessed by dialing (877) 870-5176 and entering PIN number 381056.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. We currently operate 279 stores, primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, the ability to successfully open new stores, reliance on foreign manufacturers, dependence on management, dependence on vendors and distributors, material weakness in our internal controls, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.

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